Exhibit 10.11

EXECUTION COPY

RECOURSE SECURED PROMISSORY NOTE

April 30, 2010

FOR VALUE RECEIVED, the undersigned (the “Stockholder”) hereby promises to pay to the order of BEN Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), on the Maturity Date (as defined below), the principal sum of Sixty-six Thousand Five Hundred DOLLARS ($            ) in lawful money of the United States of America, and to pay interest at a rate of 4.17% per annum (the “Interest Rate”), compounded annually, on the unpaid principal amount hereof from and after the date of this Recourse Secured Promissory Note (this “Recourse Note”), until the entire principal amount hereof has been paid in full. Accrued but unpaid interest shall be paid on the Maturity Date and upon payment (including prepayment) of the principal amount hereof. For purposes hereof, “Maturity Date” shall mean the earliest to occur of (i) the date that is seven (7) years from the date of issuance of this Recourse Note, (ii) the date of the consummation of a Public Sale and (iii) the date on which the Company exercises its repurchase rights pursuant to the terms and conditions of the Class B Common Share Purchase Agreement; provided, that in the event the Company elects to repurchase less than all of the Common Stock (defined below) owned by the Stockholder, “Maturity Date” under clause (iii) above shall only apply to the extent of the cash proceeds paid by the Company for such repurchased Common Stock. The Stockholder, in his personal capacity, shall have a recourse obligation with respect to the entire principal amount borrowed under this Recourse Note and any accrued interest on such principal amount. Defined terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Second Amended and Restated Stockholders Agreement, dated as of April 30, 2010, by and among the Company, the Stockholder and the Company’s other stockholders (as amended, restated or otherwise modified from time to time, the “Stockholders Agreement”).

The proceeds of the loan evidenced by this Recourse Note shall be used as payment for the purchase by the Stockholder of              shares of Class B Common Stock of the Company, par value one cent ($0.01) per share (the “Common Stock”). In connection with the Stockholder’s purchase of the shares of Common Stock, the Stockholder simultaneously herewith agrees to become a party to and bound by the Stockholders Agreement, which sets forth certain rights and restrictions pursuant to which the Stockholder holds such shares. Payment of the principal of, and interest on, this Recourse Note is secured by a pledge of such Common Stock pursuant to the terms of an Executive Stock Pledge Agreement, dated as of the date hereof, by and between the Stockholder and the Company, reference to which is made for a description of the collateral provided therein and the rights of the Company and any other holder of this Recourse Note in respect of such collateral.

If the date set for payment of principal or interest hereunder is a Saturday, Sunday or legal holiday, then such payment shall be made on the next succeeding business day.

This Recourse Note is subject to the following further terms and conditions:

1.	Payment and Prepayment. All payments and prepayments of principal of and interest on this Recourse Note shall be made to the Company or its order (or to any other holder of this Recourse Note or such holder’s order), in lawful money of the United States of

America at the principal offices of the Company (or at such other place as the holder hereof shall notify the Stockholder in writing). The Stockholder may, at the Stockholder’s option, prepay this Recourse Note in whole or in part at any time or from time to time without penalty or premium. Any prepayments of any portion of the principal amount of this Recourse Note shall be accompanied by payment of all interest accrued but unpaid on the principal amount being prepaid. Notwithstanding anything to the contrary in this Recourse Note, for so long as there is any amount outstanding on this Recourse Note and whether or not an Event of Default has occurred and is continuing, any cash dividend or cash distributions or sales proceeds paid in cash that the Stockholder is entitled to receive in respect of the Stockholder’s Common Stock (whether or not on a Maturity Date) is hereby directed by the Stockholder to be paid to the Company and applied to pay the principal and interest amounts outstanding on this Recourse Note as of such time.

2.	Events of Default. If any one or more of the following events occurs at any time after the date hereof (each an “Event of Default”):

(a)	the failure by the Stockholder to pay any principal of or interest on this Recourse Note (including as required under Section 1 hereof) within five (5) business days of the due date;

(b)	the failure by the Stockholder to comply with any material terms of the Stockholders Agreement or the Class B Common Share Purchase Agreement pursuant to which the Stockholder has acquired the Common Stock and such failure shall continue unremedied for a period of twenty (20) days; or

(c)	the initiation by or against the Stockholder of any proceedings seeking the Stockholder’s adjudication as bankrupt or insolvent (unless dismissed within sixty (60) days in the case of such a proceeding instituted against him), then, and in any such event, the holder of this Recourse Note may declare, by written notice of default given to the Stockholder, the entire principal amount of this Recourse Note to be forthwith due and payable, whereupon the entire principal amount of this Recourse Note outstanding and any accrued and unpaid interest hereunder shall become due and payable without presentment, demand, protest, notice of dishonor and all other demands and notices of any kind, all of which are hereby expressly waived. Upon the occurrence of an Event of Default, the accrued and unpaid interest hereunder shall thereafter bear the same rate of interest as on the principal hereunder, but in no event shall such interest be charged which would violate any applicable usury law. If any Event of Default shall occur hereunder, the Stockholder shall pay reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, directly incurred by the holder in the enforcement hereof.

No delay or failure by the holder of this Recourse Note in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the holder hereof of any right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

3.	Miscellaneous.

(a)	The headings contained in this Recourse Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

(b)	The provisions of this Recourse Note may be amended or waived only upon the prior written consent of the Company and the Stockholder.

(c)	This Recourse Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

(d)	All notices and other communications hereunder shall be in writing and will be deemed to have been duly given if delivered or mailed in accordance with Section 11 of the Stockholders Agreement.

(e)	The headings contained in this Recourse Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

(f)	Neither this Recourse Note nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder without the prior written consent of the Company, not to be unreasonably withheld. The Company may assign and transfer this Recourse Note to one or more persons or entities. The Company’s transferees and assigns shall be entitled to all of the rights provided to the Company hereunder to the same extent as if this Recourse Note has been initially issued to such transferees and assigns.

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IN WITNESS WHEREOF, this Recourse Note has been duly executed and delivered by the Stockholder on the date first above written.